Exhibit 10.19

AMGEN INC.

EXECUTIVE INCENTIVE PLAN

I.	PURPOSE

The purpose of the Amgen Inc. Executive Incentive Plan (the “Plan”) is to attract and retain highly qualified individuals; to obtain from each the best possible performance; to establish a performance goal based on objective criteria; to further underscore the importance of achieving business objectives for the short and long term; and to include in such individual’s compensation package an annual incentive component which is tied directly to the achievement of those objectives. Such component is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), so as to be fully deductible by Amgen Inc. and its subsidiary companies (collectively, “Amgen”).

II.	EFFECTIVE DATE; TERM

The Plan is effective as of January 1, 2003, subject to approval by the affirmative vote of a majority of shares of Amgen Inc.’s common stock, $.0001 par value, voting at Amgen Inc.’s 2002 annual meeting of stockholders, and shall remain in effect until such time as it shall be terminated by the Compensation Committee of the board of directors or any successor thereto (the “Compensation Committee”). The Plan is amended and restated effective as of January 1, 2009.

III.	ELIGIBILITY AND PARTICIPATION

Eligibility to participate in the Plan is limited to senior executives of Amgen. Participants in the Plan (“Participants”) shall be elected annually by the Compensation Committee from those eligible to participate in the Plan.

IV.	BUSINESS CRITERIA

The Plan’s performance goal shall be based upon Amgen’s Adjusted Net Income. No award shall be paid unless there is positive Adjusted Net Income for such performance period. “Adjusted Net Income” shall mean net income for such performance period computed in accordance with accounting principles generally accepted in the U.S. which may be adjusted by the Compensation Committee, as specified in writing, for each performance period, at the time the goal is established for the performance period, for the following:

(1)	any item of significant gain or loss for the performance period determined to be related to a change in accounting principle as reflected in Amgen’s audited consolidated financial statements;

(2)	amortization expenses associated with acquired intangible assets;

(3)	expenses associated with acquired in-process research and development; and

(4)	any other items of significant income or expense which are determined to be appropriate adjustments and are specified in writing by the Compensation Committee at the time the goal is established for the performance period.

V.	PERFORMANCE GOAL

By no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period) and while the performance relating to the performance goal remains substantially uncertain within the meaning of Section 162(m) of the Code, the Compensation Committee shall specify the adjustments which shall be included in determining Adjusted Net Income for such performance period pursuant to Section IV, shall establish the Plan’s performance goal for such performance period based upon Adjusted Net Income for such performance period and shall adopt targeted awards for Participants for such performance period.

Subject to the foregoing and to the limitations set forth in Section VI, no awards shall be paid to Participants unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the performance goal as required by Section 162(m) of the Code.

VI.	DETERMINATION OF AMOUNTS OF AWARDS

The Compensation Committee may grant an award to a Participant which shall be payable if there is positive Adjusted Net Income. The maximum award payable to each of the Chief Executive Officer and President, if each is a Participant for such performance period, shall be 0.25% (twenty-five hundredths of one percent) of Adjusted Net Income for such period, the maximum award payable to an Executive Vice President, if each is a Participant for such performance period, shall be 0.15% (fifteen hundredths of one percent) of Adjusted Net Income for such period, and the maximum award payable to any other individual Participants shall be 0.10% (one tenth of one percent) of Adjusted Net Income for such period. The maximum total awards payable to all Participants shall be 2.0% (two percent) of Adjusted Net Income for such period.

The Compensation Committee shall have authority to exercise discretion in determining the amount of the targeted award granted to each Participant at the beginning of a performance period, provided that no such targeted award shall exceed the foregoing maximum award limits, and to exercise discretion to reduce the amount of a targeted award which shall be payable to each Participant at the end of each performance period, subject to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Compensation Committee. The Compensation Committee may at any time establish (and once established, rescind, waive or amend) additional conditions and terms of payment of awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it deems desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. However, the Compensation Committee shall have no authority to increase the amount of a targeted award granted to any Participant or to pay an award under the Plan if the performance goal has not been satisfied. In determining the amount of any award to be granted or to be paid to any Participant, the Compensation Committee shall give consideration to the contribution which may be or has been made by the Participant to achievement of Amgen’s established objectives and such other matters as it shall deem relevant.

The payment of an award to a Participant with respect to a performance period shall be conditioned upon the Participant’s employment by Amgen on the last day of the performance period; provided, however, that in the discretion of the Compensation Committee, awards may be paid to Participants who have retired or whose employment has terminated after the beginning of the period for which an award is made, or to the designee or estate of a Participant who died during such period.

VII.	FORM OF AWARDS

All awards shall be determined by the Compensation Committee and shall be paid in cash. Before the beginning of each performance period, each Participant may elect that all or part of the Participant’s award for that period will be deferred and distributed at a later date under the Amgen Inc. Nonqualified Deferred Compensation Plan subject to the terms of the Amgen Inc. Nonqualified Deferred Compensation Plan.

VIII.	PAYMENT OF AWARDS

Awards shall be paid promptly following the end of the performance period; provided, however, that no awards shall be paid unless and until the Compensation Committee certifies, in writing, that the amounts payable with respect to each award, and all awards in the aggregate, do not exceed the limitations set forth in Section VI and that the amount payable to each Participant does not exceed the amount of the targeted award granted to the Participant at the beginning of the performance period. If the Compensation Committee deems it appropriate or advisable, it may request a report from a nationally recognized public accounting firm stating the amount of Adjusted Net Income for such performance period. Notwithstanding the foregoing, awards under this Plan shall in any event be paid no later than the fifteenth day of the third month following the later to occur of (i) the close of the Participant’s tax year, or (ii) the close of the Company’s tax year, in either case, in which the applicable performance period ends (it being understood that such payment date is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Internal Revenue Code (together with the regulations and other official guidance promulgated thereunder, the “Code”)). If, for any reason, any amounts payable under this Plan are nevertheless deemed to constitute “nonqualified deferred compensation” under Code Section 409A for any reason, then, notwithstanding the foregoing, with respect to any such amounts, the specified payment date applicable to such amounts shall be the year immediately following the applicable Plan Year, provided that to the extent that the Committee reasonably determines that the payment of any such amounts during such year would be subject to the deduction limitations imposed by Section 162(m) of the Code in such year, the payment of such amounts may, in the Committee’s sole discretion, be delayed until as soon as reasonably practicable following the date that such amounts would not be subject to the deduction limitations imposed by Section 162(m).

IX.	SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit Amgen from granting awards or authorizing other compensation to any person under any other plan or authority or limit the authority of Amgen to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including those employees who are eligible to participate in the Plan).

X.	STOCKHOLDER APPROVAL

No awards shall be paid under the Plan unless and until Amgen Inc.’s stockholders shall have approved the Plan and the performance goal as required by Section 162(m) of the Code.

XI.	ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

The Compensation Committee shall administer the Plan. The Compensation Committee shall consist solely of two or more members of the board of directors who shall qualify as “outside directors” under Section 162(m) of the Code. The Compensation Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

The Compensation Committee shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of awards either temporarily or permanently; provided, however, that no amendment of the Plan that changes the maximum award payable to any Participant or all Participants in the aggregate, as set forth in Section VI, or materially amends the definition of Adjusted Net Income as used in Section VI, shall be effective before approval by the affirmative vote of a majority of shares voting at a meeting of the stockholders of Amgen Inc.

Any decision made, or action taken, by the Compensation Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

XII.	RIGHTS OF PLAN PARTICIPANTS

Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Participant any right to continue in the employ of Amgen or shall interfere with or restrict in any way the rights of Amgen, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.

No individual to whom an award has been made or any other party shall have any interest in the cash or any other asset of Amgen prior to such amount being paid.

No right or interest of any Participant shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

XIII.	MISCELLANEOUS

Amgen shall deduct all federal, state and local taxes required by law or Amgen policy from any award paid hereunder.

In no event shall Amgen be obligated to pay to any Participant an award for any period by reason of Amgen’s payment of an award to such Participant in any other period, or by reason of Amgen’s payment of an award to any other Participant or Participants in such period or in any other period. Nothing contained in this Plan shall confer upon any person any claim or right to any payments hereunder. Such payments shall be made at the sole discretion of the Compensation Committee.

The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. Amgen shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of Amgen.

It is the intent of Amgen that the Plan and awards made hereunder shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Code. Any provision, application or interpretation of the Plan that is inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.

Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware (without regard to principles of conflicts of law).

Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Section 409A of the Code, neither the Company, nor its employees, directors, or agents, shall have any obligation to mitigate or to hold any Participant harmless from any or all of such taxes. The Plan is intended to be exempt from Section 409A of the Code, and the Compensation Committee shall have complete discretion to interpret and construe this Plan and any associated documents in any manner that establishes an exemption from or otherwise conforms them to the requirements of Section 409A. If, for any reason including imprecision in drafting, any Plan provision does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Compensation Committee in a fashion consistent herewith, as determined in the sole and absolute discretion of the Compensation Committee. The Compensation Committee reserves the right to unilaterally amend this Plan without the consent of any Participant in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Section 409A of the Code.

To record the amendment and restatement of the Plan as set forth herein, effective as of January 1, 2009, the Company has caused its authorized officer to execute the same this              2008.

AMGEN INC.

By:	/s/ BRIAN MCNAMEE
Brian McNamee
Senior Vice President, Human Resources

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